UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2011

STW RESOURCES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51430	20-3678799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

619 West Texas Avenue, Suite 126, Midland, Texas 79701
(Address of principal executive offices) (zip code)

432-686-7777
(Registrant's telephone number, including area code)

(Former name of registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2011, the board of directors of STW Resources Holdings Corp. (the “Company”) appointed Dale F. Dorn as a director of the Company.  There is no understanding or arrangement between Mr. Dorn and any other person pursuant to which Mr. Dorn was selected as a director.  Mr. Dorn does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.  Mr. Dorn will serve on the Audit and Business Development committees of the board of directors.Mr. Dorn will receive 200,000 shares of the Company’s common stock, $75,000 per year as compensation for serving on the board of directors and he will be paid a standard director’s meeting allowance of $1,000.00 per day, plus travel expenses for attending board of director meetings.

Mr. Dorn brings more than 40 years of experience in the oil & gas industry. Most recently, he founded and serves as CEO of Dale F. Dorn Oil & Gas Minerals, a privately held company that acquires and trades minerals, which he has been with for aver 10 years.  Previous oil & gas experience includes 30 years in roles of increasing responsibility with the Forest Oil Corporation, rising from Landman to Vice President to Director and ultimately spending six years as the President of Flare, Inc., Forest’s frontier exploration subsidiary.  For two years, Mr. Dorn worked in Oil & Gas Investment Banking, under Jim Glanville, with Lehman Brothers.  He also founded Bradford Natural Gas Corp., a company that exported natural gas to Mexico.

A copy of the press release announcing Mr. Dorn’s appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated January 10, 2011

  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STW Resources Holding Corp.

Dated: January 14, 2011	By:	/s/ Stanley Weiner
Name: Stanley Weiner
Title: Chief Executive Officer and Chairman of the Board of Directors